150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150281187-15
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/19/2015 4:13 PM
	Entity Number E0285182010-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Amazonica, Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
The Board of Directors hereby designates the following series of preferred shares:

1 Series A Preferred Share with rights as described in the "Certificate of Designation of Series A Preferred Shares" attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature] MICHAEL SOURSOS
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

AMAZONICA CORP.

Section 1. Designation and Number of Shares. There is hereby designated out of the authorized and unissued shares of preferred stock of Amazonica Corp. (the "Corporation") a series of nonperpetual preferred stock designated as the "Series A Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be one (1), which number may be decreased from time to time, but not increased, by the vote of the Board of Directors. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The par value of the Series A Preferred Stock shall be $0.001 per share.

Section 2. Dividends.

(a) Accrual of Dividends. There shall be no inherent right to dividends paid by the Company unless otherwise determined by the Board of Directors.

Section 3. Liquidation, Dissolution or Winding Up.

(a) Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets or funds of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to 100% of all declared but unpaid dividends, and all accrued but unpaid dividends and interest thereon, if any, on each such share of Series A Preferred Stock, in each case as of the date of such Liquidation Event (the "**Series A Liquidation Preference**").

(b) Insufficient Assets. In the event the assets of the Corporation available for distribution to the Holders upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled as provided above, no such distribution shall be made on account of any other Parity Stock, unless a pro rata distribution is made on the Series A Preferred Stock and such other Parity Stock, with the amount allocable to each series of such Parity Stock and the Series A Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each Series Aeing made on a pro rata basis.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of

any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Consolidation; Merger. The consolidation or the merger of the Corporation with or into any other Person or the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

Section 4. Voting. The Holders shall have voting rights equal to exactly four (4) times the number of issued and outstanding shares of common stock at the time of any vote taken by the Company.

Section 5. Conversion. Holders of shares of Series A Preferred Stock shall have no right to convert or exchange those shares into Common Stock or any other class of securities of the Corporation.

Section 6. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Holders of Series A Preferred Stock by the affirmative written consent or vote of the Holders of all of the shares of Series A Preferred Stock then outstanding.

Section 7. Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the laws of Nevada

Section 8. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.